Exhibit 10.18

LEASE AGREEMENT

This Lease Agreement (“Lease”), dated as of May 2, 2013, is made and entered into by Hanover Properties Ltd., a California limited partnership (“Landlord”), and Aerohive Networks Incorporated, a Delaware corporation (“Tenant”).

1. Demise. In consideration of the rents and all other charges and payments payable by Tenant, and for the agreements, terms and conditions to be performed by Tenant in this Lease, LANDLORD DOES HEREBY LEASE TO TENANT, AND TENANT DOES HEREBY HIRE AND TAKE FROM LANDLORD, the Premises described below (“Premises”), upon the agreements, terms and conditions of this Lease for the Term hereinafter stated.

2. Premises. The Premises demised by this Lease are approximately thirty-one thousand six hundred twenty-eight (31,628) rentable square feet of space, as shown on EXHIBIT A attached hereto, in that certain single-story building (“Building”) commonly known as 1213 Innsbruck Drive, in the City of Sunnyvale, County of Santa Clara, California, located on that certain real property consisting of approximately 2.240 acres and more particularly described on EXHIBIT B attached hereto. The Building and the real property are referred to collectively herein as the “Property.” Tenant shall also have the exclusive right to use the Outside Areas (defined in paragraph 43 below) of the Property and parking set forth in paragraph 44 below. All measurements of area contained in this Lease are conclusively agreed to be correct and binding on the parties, even if a subsequent measurement of one of these areas determines that it is more or less than the area reflected in this Lease. Any such subsequent determination that the area is more or less than the area shown in this Lease shall not result in a change in any of the computations of Rent or any other matters described in this Lease where area is a factor.

3. Term.

(a) Commencement Date. The term of this Lease (“Term”) shall be thirty-nine (39) months commencing on the date (“Commencement Date”) that the Tenant Improvements (defined below) are substantially completed, and ending thirty-nine (39) months thereafter, unless such Term is sooner terminated, and subject to any options to further extend the Term as permitted herein. If Landlord cannot deliver possession of the Premises to Tenant on or before June 1, 2013, this Lease shall not be void or voidable, nor shall Landlord, or Landlord’s Agents be liable to Tenant for any loss or damage resulting therefrom. In such event, Tenant shall not be liable for any Rent until the date which is three (3) months from the date Landlord delivers possession of the Premises to Tenant with the Tenant Improvements substantially completed. If, however, Landlord is unable deliver possession of the Premises to Tenant with the Tenant Improvements substantially completed by August 1, 2013, for any reason other than delays due to the fault of Tenant, then Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord no later than August 15, 2013. For purposes of this Lease, the Tenant Improvements shall be deemed “substantially completed” on the date that Landlord’s general contractor has completed the Tenant Improvements as described in EXHIBIT D-1 subject only to the completion of minor punch-list items.

(b) Commencement Date Memorandum. When the actual Commencement Date is determined, the parties shall execute a Commencement Date Memorandum in the form shown in EXHIBIT C to reflect the actual Commencement Date.

(c) Tenant Delays. If the Commencement Date has not occurred on or before June 1, 2013, due to the fault of Tenant, then, beginning on June 1, 2013 and continuing on the first day of each calendar month thereafter until the Commencement Date, Tenant shall pay to landlord the Base Rent set forth in Paragraph 4(a). Delays “due to the fault” of Tenant shall include those caused by:

(i) Tenant’s failure to furnish information to Landlord for the preparation of plans and drawings for the Tenant Improvements in accordance with the time periods provided in EXHIBIT D;

(ii) Tenant’s request for special materials, finishes or installations which are not readily available;

(iii) Tenant’s failure to reasonably approve plans and working drawings in accordance with EXHIBIT D;

(iv) Tenant’s changes in plans and/or working drawings after their approval by Landlord; or

(v) Interference with Landlord’s work caused by Tenant or by Tenant’s contractors or subcontractors.

4. Rent.

(a) Base Rent. Tenant shall pay to Landlord, in advance on or before the first day of each calendar month of the Term, without further notice or demand and without offset or deduction, the monthly installments of rent specified below (“Base Rent”):

Months of Term	Base Rent
1 through 3	$0.00/month
4 through 12	$59,144.00/month
13 through 24	$60,919.00/month
25 through 36	$62,746.00/month
37 through 39	$64,629.00/month

Upon execution of this Lease, Tenant shall pay to Landlord the Base Rent and Additional Rent for the fourth month of the Term and the Security Deposit hereafter set forth.

(b) Additional Rent. In addition to the Base Rent, Tenant shall pay to Landlord, in accordance with this paragraph, the following cost items actually incurred (collectively “Additional Rent”).

(1) Taxes and Assessments. Taxes shall include all real estate taxes and assessments applicable to the Property during the Term of this Lease (“Taxes and Assessments”). Taxes and Assessments shall mean any form of assessment, license, fee, tax, levy, penalty (if a result of Tenant’s delinquency), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is (i) determined by the area of the Building or the Property, or any part thereof or the Rent and other sums payable hereunder by Tenant, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of Rent or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Building or the Property, or any part thereof; (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Building or the Property; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Building or the Property, whether or not now customary or within the contemplation of the parties; or (v) surcharge against the parking area. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to Proposition 13 or any other cause are to be included within the definition of real property taxes for purposes of this Lease.

(2) Insurance. All insurance premiums payable with respect to the Property, including premiums for special form coverage for the Building (including earthquake insurance if Landlord elects to maintain such coverage), commercial general liability insurance, other insurance as Landlord deems necessary, and any deductibles paid under policies of any such insurance (not to exceed $10,000 per occurrence for any property insurance policies).

(3) Outside Area Expenses. “Outside Area Expenses” shall mean all costs to operate, manage, maintain, repair, replace, supervise, insure (including provision of general liability insurance) and administer the Outside Areas, including but not limited to watering, fertilizing, landscaping, tree work, spraying, plant and tree replacement; lighting; signage; repair and replacement of paving and sidewalks, drainage, fossil filters, and fire system post-indicator valves; pickup and disposal of trash and other debris in the Outside Areas, clean-up and sweeping; fire line and water therefore; and any parking charges or other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Outside Areas and/or the Property. Notwithstanding said provisions, if any improvement or replacement to the Outside Areas under this subparagraph has a useful life of more than five years, and costs in excess of $25,000, the cost of such improvement or replacement shall be fully amortized on a straight-line basis over the useful life of such improvement or replacement, with interest thereon at an annual rate equal to the prime rate then quoted by the Wall Street Journal, plus one percent (1%), and only the amortized portion of such cost and interest shall be included annually in the Outside Area Expenses due under this sub-paragraph.

(4) Maintenance and Repair of Building. All costs to maintain and repair the Building, including any necessary replacements of Building components and equipment (the “Maintenance and Repair Costs”), including but not limited to the roof coverings, the floor slabs, the exterior glass and the exterior walls (including the painting and crack sealing thereof) of the Building, all utility and plumbing systems, and fixtures and equipment located outside the Building and all costs associated with the maintenance, repair, installation, and replacement of Building alarm systems (if any) and fire detection systems, back flow systems and testing, fire line monitoring, washing and cleaning of exterior window and wall surfaces, and any alterations or improvements to the Building to comply with laws effective after Commencement Date, and any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Building. Notwithstanding said provisions, if any improvement or replacement to the Building under this subparagraph has a useful life of more than five years, and costs in excess of $25,000, then the cost of such improvement or replacement shall be fully amortized on a straight-line basis over the useful life of such improvement or replacement, with interest thereon at an annual rate equal to the prime rate then quoted by the Wall Street Journal, plus one percent (1%)„ and only the amortized portion of such cost and interest shall be included annually in the Maintenance and Repair Costs due under this sub-paragraph. Also notwithstanding anything to the contrary, Maintenance and Repair Costs shall not include any costs incurred by Landlord to maintain, repair or replace the structural integrity of the exterior walls (other than for painting or crack sealing), foundation, and structural components of the roof, unless such repair or replacement is necessitated by acts of Tenant, its Agents, or contractors.

(5) Management and Administration. The costs for management and administration of the Building and the Property, including a property management fee, accounting, auditing, billing, postage, employee benefits, payroll taxes, etc. shall be three percent (3%) of Tenant’s annual Base Rent (the “Management Fees”).

(c) Payment of Additional Rent.

(1) Upon execution of this Lease, Landlord shall submit to Tenant an estimate of the monthly Taxes and Assessments, insurance premiums, Outside Area Expenses, Maintenance and Repair Costs, and Management and Administration costs (paragraph 4(b)(1), 4(b)(2),4(b)(3),4(b)(4), and 4(b)(5)above) (collectively, the “Costs”) for the period between the Commencement Date and December 31 of such calendar year. Tenant shall pay such estimated Costs in advance on a monthly basis, commencing with the Commencement Date and continuing thereafter on the first day of each month of the Term (the parties acknowledge, however, that the estimated Costs due for the first month of the Term were paid by Tenant upon execution of this Lease). Tenant shall continue to make said monthly payments until notified by Landlord of a change therein. By March 1 of each calendar year, Landlord shall use commercially reasonable efforts to provide Tenant with a statement showing the actual Costs due to Landlord for the prior calendar year, with the first statement prorated from the Commencement Date through December 31 of such calendar year. If the total of the monthly payments of Costs that Tenant has made for the prior calendar year (or portion thereof during which this Lease was in effect) is less than the actual Costs chargeable to Tenant for such prior calendar year, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such statement from Landlord.

Any overpayment by Tenant of Costs for the prior calendar year shall be applied as a credit to Tenant or, if any overpayment is made by Tenant for the last year of the Term, or portion thereof, then Landlord shall promptly refund any such overpayment to Tenant following Landlord’s determination of the actual Costs for such year, or portion thereof.

(2) The actual Costs for the prior calendar year shall be used as a basis of calculating Tenant’s monthly payment of estimated Costs for the then current year, subject to adjustment as provided above and known to Landlord, except that in any year in which resurfacing of the parking area, exterior painting, or material roof repairs or other work are planned, Landlord may include the estimated cost of such work, or the amortized amount for any such work which constitutes capital expenditures as provided in paragraph 4(b)(3) or paragraph 4(b)(4) above, in the estimated monthly Costs, but only to the extent any such work is performed during the Term of this Lease.

(3) Landlord shall make final determination of Costs for the year in which this Lease terminates as soon as possible after termination. Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated Costs previously paid by Tenant, and, conversely, Landlord shall promptly return to Tenant any overpayment, even though the Term has expired and Tenant has vacated the Premises. Failure of Landlord to submit statements as called for herein shall not be deemed a waiver of Tenant’s obligation to pay Costs as herein provided.

(d) General Payment Terms. The Base Rents Costs, Additional Rent and all other sums payable by Tenant to Landlord hereunder are referred to as the “Rent.” All Rent shall be paid without deduction, offset or abatement in lawful money of the United States of America. Rent for any partial month during the Term shall be prorated for the portion thereof falling due within the Term.

(e) Tenant’s Audit Rights. Tenant and its authorized representatives may examine, inspect, and/or audit the records of Landlord regarding each statement of Costs (the “Statement”). Any such examination, inspection and/or audit shall be completed at Landlord’s office, during normal business hours, upon not less than forty-eight (48) hours prior written notice to Landlord, and shall be completed within nine (9) months after the date Landlord has provided Tenant with the Statement of Costs for the calendar year in question. If Tenant elects to audit Landlord’s Statement of Costs for any calendar year, and the books and records related thereto, such audit shall be completed by a certified public accounting firm reasonably acceptable to Landlord. Unless Tenant takes written exception to any Costs reflected in the Statement within such nine-month period, the Statement shall be considered as final and accepted by Tenant. Tenant agrees to diligently pursue and complete any audit initiated by Tenant. Tenant shall bear all fees and costs of the audit, unless the audit discloses that the Costs, taken as a whole for the calendar year subject to the audit, were overstated by five percent (5%) or more. In that event, Landlord shall pay for the reasonable costs of the audit. If the audit discloses that any Costs were overstated for such calendar year, then the amount of any over payment of such Costs by Tenant shall be deducted from the Costs due for the month following the completion of the audit and each month thereafter until Tenant has been fully reimbursed for any overpayment of Costs by Tenant or if such overstated Costs are due to Tenant for the last year of the Term, or portion thereof, then Landlord shall promptly refund any such overpayment to Tenant.

5. Late Charge. Notwithstanding any other provision of this Lease, Tenant hereby acknowledges that late payment to Landlord of Rent or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent or other sums due from Tenant are not received by Landlord or by Landlord’s designated agent within five (5) days after the date such Rent or other sum is due, then Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue amount, plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. Landlord and Tenant hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of Tenant’s late payment. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted under this Lease. Notwithstanding the foregoing, Landlord will not assess a late charge against Tenant for the first late payment in any twelve (12) month period so long as Tenant pays the Rent due within three (3) days after written notice from Landlord that such Rent is past due. Landlord shall not be required to provide any further notices to Tenant during the following twelve (12) months for a late charge to be incurred.

Initials:     Landlord GC     Tenant SD

6. Security Deposit.

(a) Concurrently with Tenant’s execution of the Lease, Tenant shall deliver to Landlord either a cash deposit or, in lieu of a cash deposit, an irrevocable, unconditional, standby letter of credit, in the amount of One Hundred Ninety-three Thousand Eight Hundred Eighty-seven Dollars ($193,887) as security for the full and faithful performance of each and every term, covenant and condition of this Lease (the “Security Deposit). Any such letter of credit, together with any renewal or replacement letters of credit delivered or to be delivered by Tenant, shall be referred to herein collectively as the “Letter of Credit.” The Letter of Credit shall name Landlord as beneficiary and shall be issued by a national money center bank with an office in the San Francisco Bay area, California (the “Issuer”). The final form of the Letter of Credit, the identity of the Issuer, and the form of any replacement Letter of Credit shall be subject to Landlord’s approval. Landlord shall hold the Security Deposit as security for the full and faithful performance of Tenant’s obligations under this Lease, it being expressly understood and agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in the event of Tenant’s default.

(b) The Letter of Credit shall be for an initial term of not less than twelve (12) months and shall be maintained in force at all times from issuance through thirty (30) days following the expiration or earlier termination of this Lease. If Tenant fails to deliver a replacement Letter of Credit to Landlord at least thirty (30) days prior to the expiration date of an outstanding Letter of Credit, Landlord shall have the right, in addition to any other remedies available to Landlord, to draw down all or part of the current Letter of Credit and to hold the proceeds thereof as a cash Security Deposit without the payment of any interest to Tenant.

Drawing upon the Letter of Credit shall be conditioned only upon presentation of the original Letter of Credit to the Issuer accompanied by a certified statement from Landlord that Landlord is entitled to draw upon the Letter of Credit pursuant to the terms of the Lease. The Letter of Credit shall be transferable by the beneficiary and any transfer fee payable to the Issuer shall be paid by Tenant. The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and such use, application or retention shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

(c) Upon the occurrence of any default by Tenant under this Lease, regardless of whether Tenant has filed a petition in bankruptcy under the federal bankruptcy laws, or if Tenant, following the filing of any such petition, rejects this Lease, then Landlord may (but shall not be required to) draw upon the Letter of Credit so much thereof as is necessary in Landlord’s determination to cure Tenant’s default, including the payment of any Rent or other sum then due and unpaid, and the repair of any damage to the Premises caused by Tenant. If any portion of the Letter of Credit is drawn upon by Landlord for such purposes, Tenant shall, within ten (10) business days after written demand by Landlord, deposit a replacement Letter of Credit with Landlord in the amount of the original Letter of Credit. Tenant’s failure to do so shall be a material breach of this Lease. Tenant shall not, however, be required to provide Landlord with a replacement Letter of Credit if the Letter of Credit is drawn upon by Landlord solely as a result of a bankruptcy by Tenant and not as a result of any other default by Tenant (i.e., no Rent or other charges are currently due and outstanding under this Lease. In the event that Landlord draws upon the Letter of Credit solely due to Tenant’s failure to renew the Letter of Credit at least thirty (30) days before its expiration (i) such failure to renew shall not constitute a default hereunder and (ii) Tenant shall at any time thereafter be entitled to provide Landlord with a replacement Letter of Credit that satisfies the requirements hereunder, at which time Landlord shall return the cash proceeds of the original Letter of Credit drawn by Landlord. If Landlord so uses or applies all or any portion of any cash Security Deposit, then within ten (10) days after written demand therefor Tenant shall deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full extent of the above amount, and Tenant’s failure to do so shall be a default under this Lease. Provided that Tenant is not then in default under this Lease, the Letter of Credit, or any cash Security Deposit, if applicable, shall be returned to Tenant within thirty (30) days after the date which is the later of the expiration of the Term hereof and the date Tenant has surrendered the Premises in accordance with the terms of this Lease.

(d) Landlord may use, apply or retain the whole or any part of the Security Deposit as may be reasonably necessary (i) to remedy Tenant’s default in the payment of any Rent, (ii) to repair damage to the Premises that is caused by Tenant, (iii) to clean the Premises upon termination of this Lease, (iv) to reimburse Landlord for the payment of any amount which Landlord may reasonably spend or be required to spend by reason of Tenant’s default, or (v) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default including without limitation, those damages provided for in California Civil Code Section 1951.2 and any successor statutes providing for damages in the event of the termination of a lease due to a default by the tenant thereunder, and those damages provided by other provision of applicable law now or hereafter in force or provided for in equity. As a material part of the consideration given by Tenant to Landlord to induce Landlord to enter into this Lease, Tenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of the execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the acts or omissions of Tenant or Tenant’s officers, agents, employees, independent contractors or invitees.

(e) No part of the Security Deposit shall be considered to be held in trust, to bear interest or another increment for its use, or to be prepayment for any moneys to be paid by Tenant under this Lease. In the event Landlord transfers its interest in this Lease, Landlord shall transfer the then remaining amount of the Security Deposit to Landlord’s successor in interest, and thereafter Landlord shall have no further liability to Tenant with respect to such Security Deposit.

7. Tenant Improvements. Landlord shall construct at Landlord’s expense certain improvements to the Premises in accordance with the Work Letter Agreement attached as EXHIBIT D to this Lease (the “Tenant Improvements”). Within ten (10) days after completion of the Tenant Improvements, Tenant shall conduct a walkthrough inspection of the Premises with Landlord and complete a punch-list of items needing additional work by Landlord. If Tenant fails to submit a punch-list to Landlord within five (5) days after such inspection, it shall be deemed that there are no Tenant Improvement items needing additional work or repair. Landlord’s contractor shall complete all reasonable punch-list items within thirty (30) days after Landlord’s receipt of such punch-list or as soon as practicable thereafter. Upon completion of such punch-list items, Tenant shall notify Landlord in writing of Tenant’s approval or disapproval thereof. If Tenant fails to approve or disapprove such items within fourteen (14) days of completion, such items shall be deemed approved by Tenant.

8. Use of Premises.

(a) Permitted Uses. The Premises shall be used only for general office and research and development, to the extent permitted by governmental regulations. No printed circuit board manufacture or wafer fabrication shall be permitted, or any activities involving Hazardous Materials, except that Tenant shall be permitted to use customary office products and cleansers and minor quantities of cleaners and solvents in connection with its business, but as to such cleaners and solvents subject to the prior written consent of Landlord, which shall not be unreasonably withheld.

(b) Compliance with Governmental Regulations. From and after the Commencement Date, Tenant shall, at Tenant’s expense, faithfully observe and comply with all applicable federal, state and municipal laws, statutes, rules, regulations, ordinances, requirements and orders (collectively, “Applicable Laws”) now in force or which may hereafter be in force pertaining to the Premises or Tenant’s use thereof, and all recorded covenants, conditions and restrictions affecting the Property (“Private Restrictions”) now in force or which may hereafter be in force; provided that no such future Private Restrictions shall materially affect Tenant’s use and enjoyment of the Premises or Property, and provided further that Tenant shall not be required to make any capital improvements or structural modifications to the Premises or Building unless the requirement for such improvements or modifications is imposed by Applicable Laws solely as a result of the specific nature of Tenant’s use of the Premises or any other alterations, additions or improvements to the Premises or the Building made or proposed to be made by Tenant. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such Applicable Laws or Private Restrictions, shall be conclusive of that fact as between Landlord and Tenant.

9. Acceptance of Premises. Landlord shall deliver the Premises to Tenant with the Tenant Improvements substantially completed, and the roof, and all Building systems, including the HVAC, lighting, electrical, and plumbing, in good working condition. Subject to the foregoing, Tenant accepts the Premises as suitable for Tenant’s intended use and as being in good and sanitary operating order, condition and repair, and without representation or warranty by Landlord as to the condition of the Premises or as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose. Any damage to the Premises caused by Tenant’s move-in shall be repaired or corrected by Tenant, at its expense.

10. Surrender. Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in good condition and repair, normal wear and tear and fire or other casualty excepted, with all interior walls repaired and repainted if damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced with matching tiles, all interior sides of windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm (if Tenant is at any time, pursuant to the terms of this Lease, required to maintain the HVAC system serving the Premises), and all floors cleaned, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises any Alterations required to be removed pursuant to Paragraph 11, and all Tenant’s Personal Property, and repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove any such Alterations and/or Tenant’s Personal Property, and such failure continues after the termination of this Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall be liable to Landlord for costs of removal of any such Alterations and Tenant’s Personal Property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Tenant shall indemnify Landlord and its Agents against all loss or liability, including attorneys’ fees and costs, resulting from delay by Tenant in so surrendering the Premises.

Normal wear and tear, for the purposes of this Lease, shall be construed to mean wear and tear caused to the Premises, due to the expected and permitted use of the Premises, by a natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair and janitorial practices to the extent the same are Tenant’s obligations under this Lease. It is not intended, nor shall it be construed, to include items of neglected or deferred maintenance which would have or should have been attended to during the Term of the Lease, pursuant to Tenant’s express obligations hereunder, if the best standards had been applied to properly maintain and keep the Premises at all times in good condition and repair.

In the event of surrender of this Lease, Landlord shall have the option of terminating all existing subleases or accepting any sublease(s) as a direct lease or leases.

11. Alterations.

(a) Tenant shall not make, or permit to be made, any alterations, additions or improvements (“Alterations”) to the Premises, or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Normal repair and maintenance work, including painting and re-carpeting, shall not be deemed to be an Alteration to the Premises. Any Alterations to the Premises shall be at Tenant’s sole cost and expense, in compliance with all Applicable Laws, and in accordance with plans and specifications submitted in writing to Landlord and approved in writing. Tenant agrees not to proceed to make any Alterations, notwithstanding consent from Landlord to do so, until ten (10) days after Tenant’s receipt of such written consent.

(b) All Alterations, including, but not limited to, heating, lighting, electrical, air conditioning, fire extinguishers, lighting fixtures, ballasts, light globes, and tubes, hot water heaters, fixed partitioning, drapery, wall covering and paneling, built-in cabinet work and carpeting installations made by Tenant, together with all property that has become an integral part of the Building, shall at once be and become the property of Landlord, and shall not be deemed trade fixtures, but are subject to removal as provided herein.

(c) Tenant shall not be required to remove the Tenant Improvements from the Premises at the expiration or sooner termination of this Lease, nor shall Tenant shall be required to remove any Alterations from the Premises at the expiration or sooner termination of this Lease unless, with respect to any such Alterations, (i) Landlord notified Tenant in writing at the time of Landlord’s consent to any such Alterations that Tenant would be required to remove such Alterations from the Premises at the expiration of the Term, or (ii) Tenant made such Alterations to the Premises without Landlord’s prior written consent where such consent is required.

12. Maintenance of Premises.

(a) Maintenance by Tenant. Subject to the provisions of Paragraph 12(b) and (c), throughout the Term Tenant shall, at its sole expense and at all times (whether or not such portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of such portion of the Premises), (1) keep and maintain the Premises in good order, condition, and repair, including but not limited to glass, windows, window frames, door closers, locks, storefronts, interior and exterior doors and door frames, and the interior of the Premises, (excepting only those portions of the Building to be maintained by Landlord, as provided in Paragraph 12(c) below), (2) keep and maintain in good order and condition, and repair all utility lighting, and plumbing systems, fixtures and equipment, including without limitation, electricity, gas, fire sprinkler and stand pipes, fire alarms, smoke detection, HVAC, water, and sewer, located in or on the Premises, and furnish all expendables, including fluorescent tubes, ballasts, light bulbs, paper goods and soaps, used in the Premises, (3) subject to paragraph 16 hereof, repair all damage to the Building or the Outside Areas caused by the negligence or willful misconduct of Tenant or its agents, employees, contractors or invitees. Tenant’s obligation to maintain the Premises in good condition and repair shall include any necessary replacements; provided, however, that so long as any such replacement is not required due to the negligence or willful misconduct of Tenant, its agents, employees or invitees, or Tenant’s failure to maintain the Premises, or any portion thereof, in good condition and repair as required herein (in which event, subject to the provisions of paragraph 16 below, Tenant shall be responsible for the full cost of any replacement even if capital in nature), then if any replacements constitute a capital expenditure under generally accepted accounting principles, Landlord shall complete the necessary replacement. The cost of such replacement shall be fully amortized over the useful life of such replacement, with interest thereon at an annual rate equal to the prime rate then published by the Wall Street Journal, plus one percent (1%), and Tenant shall pay Landlord monthly, as Additional Rent, the monthly amortized cost of such replacement. Tenant shall not do anything to cause any damage, deterioration or unsightliness to the Building and the Outside Areas. Tenant agrees to maintain and pay for a service contract which meets the manufacturer’s recommendations of the HVAC system installed in the Premises and which is approved by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right to hire a licensed HVAC contractor to inspect annually the HVAC system. If this contractor finds deficiencies in the condition of the HVAC system, Tenant agrees to make all repairs and corrections within a reasonable period of time at Tenant’s expense, and after thirty (30) days notice pay the cost of the inspections by Landlord’s contractor. If no deficiencies are found, Landlord shall pay for the cost of the inspections. Tenant acknowledges that the HVAC system for the Building is operated by a personal computer and related software located in an electrical room in the Building. Tenant further acknowledges that the personal computer and software are the property of Landlord and shall not be removed from the Building by Tenant, its Agents, or contractors at any time.

(b) Landlord’s Right to Maintain and Repair at Tenant’s Expense. Notwithstanding the foregoing, Landlord shall have the right, but not the obligation, at Tenant’s expense, to enter the Premises and perform Tenant’s maintenance and repair obligations. Within thirty (30) days after invoice therefor from Landlord, Tenant shall pay all reasonable costs and expenses incurred by Landlord in connection with such maintenance and repairs. Landlord shall have the right to perform Tenant’s maintenance and repair obligations only if Tenant fails to take appropriate remedial action within ten (10) days after receiving written notice from Landlord specifying the nature of Tenant’s failure to comply with paragraph 12(a) of the Lease. Notwithstanding the foregoing, if Tenant’s failure to maintain, repair or replace as required by Paragraph 12(a) of the Lease creates an immediate danger of material further damage to the Premises, Landlord shall not be required to give the notice to Tenant set forth in the previous sentence.

(c) Maintenance by Landlord. Subject to the provisions of Paragraphs 12(a), 21 and 22, and further subject to Tenant’s obligation under paragraph 4 to reimburse Landlord, in the form of Additional Rent, for the cost and expense of the following items, Landlord agrees to maintain, repair and replace, as necessary, the following items: the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings), the floor slabs, and the exterior walls (including any glass therein and including the painting thereof) of the Building; the utility and plumbing systems (including fountain and sewer lines), fixtures and equipment located outside the Building; and the parking areas, landscaping, sprinkler systems, alarm system, sidewalks, driveways, curbs, and lighting systems in the Outside Areas. Subject to the provisions of Paragraphs 21 and 22, Landlord shall, at Landlord’s sole cost and expense, maintain the structural integrity of the exterior walls, the foundation, and the structural components of the roof, including any necessary repairs and/or replacements; provided, however, that, subject to the provisions of paragraph 16, any repairs or replacements which are required as a result of the negligence or willful misconduct of Tenant, its Agents or contractors, or as a result of Tenant’s installation of any additional HVAC equipment or other equipment on the roof of the Building, shall be made at Tenant’s expense. Neither Landlord nor Tenant shall be obligated to repair any minor settlement cracks on walls or floor of the Premises and neither Landlord nor Tenant shall be responsible for minor leaking of any walls of the Building due to any minor settlement cracks or any porosity resulting therefrom. Subject to the provisions of paragraph 21, Landlord shall not be required to repair or maintain conditions due to any act, negligence or omission of Tenant or its agents, contractors, employees or invitees. Landlord’s obligation hereunder to repair and maintain is subject to the condition precedent that Landlord shall have received written notice of the need for such repairs and maintenance. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant that Landlord is required to repair. All work by and for Landlord shall be performed during normal working hours and not on weekends, holidays, or after normal working hours at overtime, holiday, or premium pay.

(d) Tenant’s Waiver of Rights. Tenant hereby expressly waives all rights to make repairs at the expense of Landlord or to terminate this Lease, as provided for in California Civil Code Sections 1941 and 1942, and 1932 (1), respectively, and any similar or successor statute or law in effect or any amendment thereof during the Term.

13. Landlord’s Insurance. Landlord shall maintain in force during the Term of this Lease special form insurance covering the Building for the full replacement cost thereof and, at Landlord’s option, earthquake coverage. Tenant shall, at its sole cost and expense, comply with any and all reasonable requirements pertaining to the Premises of any insurer necessary for the maintenance of reasonable fire and public liability insurance, covering Building and appurtenances. Landlord may maintain “loss of rents” insurance, insuring that the Rent will be paid in a timely manner to Landlord for a period of at least twelve (12) months if the Premises are destroyed or rendered unusable or inaccessible by any cause insured against under this Lease. The premium for such loss of rents insurance shall be Additional Rent as set forth in paragraph 4(b) (2).

14. Tenant’s Insurance.

(a) Liability Insurance. Tenant shall, at Tenant’s expense secure and keep in force a policy of commercial general liability insurance covering the Premises, insuring Tenant, and naming Landlord and its lenders as additional insureds, against any liability arising out of the use, occupancy or maintenance of the Premises. The minimum limit of coverage of such policy shall be in the amount of not less than Two Million Dollars ($2,000,000.00) per occurrence, shall include an extended liability endorsement providing contractual liability coverage (which shall include coverage for Tenant’s indemnification obligations in this Lease), and shall contain a severability of interest clause or a cross liability endorsement. The limit of any insurance shall not limit the liability of tenant hereunder. No policy shall be cancelable or subject to reduction of coverage, without at least thirty (30) days prior written notice to Landlord, and loss payable clauses shall be subject to Landlord’s approval. Such policies of insurance shall be issued as primary policies and not contributing with or in excess of coverage that Landlord may carry, by an insurance company authorized to do business in the State of California for the issuance of such type of insurance coverage and rate A:VIII or better in Best’s Key Rating Guide. A copy of said policy or a certificate evidencing to Landlord’s reasonable satisfaction that such insurance is in effect shall be delivered to landlord upon commencement of the Term, and thereafter whenever said policies are renewed or modified, and also whenever Landlord shall reasonable request.

(b) Personal Property Insurance. Tenant shall maintain in full force and effect on all of its fixtures and equipment on the Premises, a policy or policies of special form insurance with standard coverage endorsement to the extent of the full replacement cost thereof. During the term of this Lease the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures and equipment so insured. Landlord shall have no interest in the insurance upon Tenant’s equipment and fixtures and will sign all documents reasonably necessary in connection with the settlement of any claim or loss by Tenant. Landlord will not carry insurance on Tenant’s possessions. Tenant shall furnish Landlord with a certificate evidencing to Landlord’s reasonable satisfaction that such insurance is currently in effect, and whenever required, shall satisfy Landlord that such policy is in full force and effect.

15. Indemnification.

Tenant shall indemnify, defend and hold harmless Landlord and its agents, employees, partners, members, shareholders, officers and directors (collectively “Agents”) against and from any and all claims, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees) to the extent arising from (1) Tenant’s use of the Premises or the Property or from any activity done, permitted or suffered by Tenant, its agents, employees or independent contractors in and about the Premises or the Property, and (2) any act, neglect, fault, willful misconduct or omission of Tenant, or Tenant’s Agents and invitees or from any breach or default in the terms of this Lease by Tenant, and (3) any action or proceeding brought on account of any matter in items (1) or (2). If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. As a material part of the consideration to Landlord, Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises or the Property from any cause whatsoever (except that which is caused by the sole active negligence or willful misconduct by Landlord or its Agents or by the failure of Landlord to observe any of the terms and conditions of this Lease), if such failure has persisted for an unreasonable period of time after written notice to Landlord of such failure), and Tenant hereby waives all claims in respect thereof against Landlord. The obligations of Tenant under this paragraph 15 shall survive any termination of this Lease.

The foregoing indemnity shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnity.

16. Subrogation. Subject to the approval of its respective insurance carrier, Landlord and Tenant hereby mutually waive any claim against the other during the Term for any loss or damage to any of their property located on or about the Premises or the Property (and including the Premises) that is caused by or results from perils covered by insurance carried (or required to be carried pursuant to the terms of this Lease) by the respective parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether or not due to the negligence of the other party or its Agents. Because the foregoing waivers will preclude the assignment of any claim by way of subrogation to an insurance company or any other person, each party now agrees to immediately give to its insurer written notice of the terms of these mutual waivers. In the event either party’s insurance carriers refuse to permit a waiver of subrogation rights as contemplated in this paragraph 16, such party shall promptly notify the other party of such refusal. Nothing in this paragraph 16 shall relieve a party of liability to the other for failure to carry insurance required by this Lease.

17. Free from Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant (but excluding any work performed, materials furnished or obligations incurred by or for Landlord, including with respect to Landlord’s performance of Tenant’s obligations hereunder), and hereby indemnifies and holds Landlord and its Agents harmless from all liability and cost, including attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within ten (10) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a “Notice of Nonresponsibility.” If Tenant fails to so remove any such lien within the prescribed ten (10) day period, then Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord as Additional Rent for such amounts upon demand. Such reimbursement shall include all costs incurred by Landlord including Landlord’s reasonable attorneys’ fees with interest thereon at the Interest Rate.

18. Advertisements and Signs. Subject to Tenant’s receipt of all necessary governmental approvals, Tenant shall be permitted to install and maintain, at Tenant’s sole cost and expense, (i) identification signage at the entry area(s) on the exterior of the Building, and (ii) Tenant identification signage on the monument sign for the Property. Tenant’s rights with respect to such identification signage, or the placement or posting of any other signage on the Premises which may be permitted by Landlord during the Term of this Lease, shall be exclusive and Landlord shall not, nor permit others to, post, place or affix signage on the Premises during the Term, other than any “for sale” or “for lease” signage which is expressly permitted pursuant to the provisions of paragraph 20 below. The size, design, materials and exact location of Tenant’s signage shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld. Tenant shall not place or permit to be placed in, upon, or about the Premises or the Property any other signs, advertisements or notices without obtaining Landlord’s prior written consent or without complying with applicable law, and will not conduct, or permit to be conducted, any sale by auction on the Premises or otherwise on the Property. Tenant shall remove any sign, advertisement or notice placed on the Premises by Tenant upon the expiration of the Term or sooner termination of this Lease, and Tenant shall repair any damage or injury to the Premises or the Property caused thereby, all at Tenant’s expense. If any signs are not removed, or necessary repairs not made, Landlord shall have the right to remove the signs and repair any damage or injury to the Premises or the Property at Tenant’s sole cost and expense.

19. Utilities. Tenant shall contract directly with the appropriate utility provider for all water, gas, electricity, sewer, and refuse pickup for the Building and Landlord shall have no further responsibility therefore. Tenant shall be responsible for all telephone services, janitorial service and any other utilities and services furnished directly to and used by Tenant in, on or about the Premises during the Term, together with any taxes thereon, and shall promptly pay all charges for any such utilities and services as and when due. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Premises, except that resulting from the gross negligence or willful misconduct of Landlord or its Agents or Landlord’s breach of any material obligation under this Lease. In addition, Tenant shall not be entitled to any abatement or reduction of Rent by reason of such failure or interruption, no eviction of Tenant shall result from such failure or interruption, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease because of such failure or interruption.

20. Entry by Landlord. Tenant shall permit Landlord and its Agents to enter into and upon the Premises at all reasonable times, upon reasonable notice of no less than twenty four (24) hours (except in the case of an emergency, for which no notice shall be required) and, subject to Tenant’s reasonable security arrangements, for the purpose of inspecting the same or showing the Premises to prospective purchasers, lenders or tenants or to alter, improve, maintain and repair the Premises as required or permitted of Landlord under the terms hereof. Landlord and its Agents shall also be permitted to access the roof of the Building to maintain and repair the roof of the Building and any Building equipment located on the roof, including HVAC equipment, and no prior notice to Tenant shall be required for any such access. In each instance, such entry or access by Landlord or its Agents shall be without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned (except for actual damages resulting from the gross negligence or willful misconduct of Landlord or its Agents or Landlord’s breach of a material obligation under this Lease). Tenant shall permit Landlord to post notices of non-responsibility and ordinary “for sale” or “for lease” signs, provided that Landlord may post such “for lease” signs and exhibit the Premises to prospective tenants only during the nine (9) months prior to termination of this Lease. No such entry shall be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises.

21. Destruction and Damage.

(a) If the Building is damaged by fire or other perils covered by extended coverage insurance, Landlord shall, at Landlord’s option:

(i) In the event of total destruction (which shall mean destruction or damage in excess of twenty-five percent (25%) of the full insurable value thereof) of the Building, elect either to commence promptly to repair and restore the Building and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Building, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the occurrence of such destruction. If Landlord elects not to restore the Building, this Lease shall be deemed to have terminated as of the date of such total destruction.

(ii) In the event of a partial destruction (which shall mean destruction or damage to an extent not exceeding twenty-five percent (25%) of the full insurable value thereof) or the Building for which Landlord will receive insurance proceeds sufficient to cover the cost to repair and restore such partial destruction and, if the damage thereto is such that the Building may be substantially repaired or restored to its condition existing immediately prior to such damage or destruction within one hundred eighty (180) days from the date of such destruction, Landlord shall commence and proceed diligently with the work of repair and restoration, in which event the Lease shall continue in full force and effect. If such repair and restoration requires longer than one hundred eighty (180) days or if the insurance proceeds therefor (plus any amounts Tenant may elect or is obligated to contribute) are not sufficient to cover the cost of such repair and restoration, Landlord may elect either to so repair and restore, in which event the Lease shall continue in full force and effect, or not to repair or restore, in which event the Lease shall terminate. In either case, Landlord shall give written notice to Tenant of its intention within sixty (60) days after the destruction occurs. If Landlord elects not to restore the Building, this Lease shall be deemed to have terminated as of the date of such partial destruction.

(b) If the Building is damaged by any peril not covered by special form insurance, and the cost to repair such damage exceeds any amount Tenant may agree to contribute, Landlord may elect either to commence promptly to repair and restore the Building and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Building, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the occurrence of such damage. If Landlord elects not to restore the Building, this Lease shall be deemed to have terminated as of the date on which Tenant surrenders possession of the Premises to Landlord, except that if the damage to the Premises materially impairs Tenant’s ability to continue its business operations in the Premises, then this Lease shall be deemed to have terminated as of the date such damage occurred.

(c) In the event of repair and restoration as herein provided, the monthly installments of Base Rent shall be abated proportionately in the ratio which Tenant’s use of the Premises is impaired during the period of such repair or restoration, unless the damage was caused by the negligent or willful acts of omissions of Tenant, in which event there shall be abatement of Base Rent only to the extent of rental abatement insurance proceeds received by Landlord. Tenant shall not be entitled to any compensation or damages for loss of use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair or restoration. If the Lease is terminated by either Landlord or Tenant as permitted herein, then monthly installments of Base Rent and Additional Rent shall be abated from and after the date of the casualty.

(d) If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall repair or restore only those portions of the Building and Premises which were originally provided at Landlord’s expense, substantially to their condition existing immediately prior to the occurrence of the damage or destruction; and Tenant shall promptly repair and restore, at Tenant’s expense, Tenant’s fixtures, improvements, alterations and additions in and to the Premises or Building which were not provided at Landlord’s expense.

(e) Tenant shall have the right to terminate this Lease if the time to repair any damage or destruction to the Building is estimated to exceed, or actually exceeds, one hundred fifty (150) days from the date of the casualty, or if the damage or destruction to the Building occurs during the last twelve (12) months of Term, the time to repair the damage or destruction to the Building is estimated to exceed, or actually exceeds, sixty (60) days from the date of the casualty. Tenant shall notify Landlord of its election within thirty (30) days after notice from Landlord of the estimated time required to complete the repair of any damage or destruction to the Building or, if applicable, within thirty (30) days after the expiration of such 150-day or 60-day period; provided, however, that if Tenant notifies Landlord of Tenant’s election to terminate this Lease due to Landlord’s inability to complete the repair of any such damage or destruction within such 150-day period and Landlord actually completes such repair within fifteen (15) days after Landlord’s receipt of Tenant’s notice, then this Lease shall not terminate but shall remain in full force and effect.

(f) Tenant hereby waives the provisions of California Civil Code Section 1932(2) and Section 1933(4) which permit termination of a lease upon destruction of the leased Premises, and the provisions of any similar law now or hereinafter in effect, and the provisions of this Paragraph 22 shall govern exclusively in case of such destruction.

22. Condemnation. If twenty-five percent (25%) or more of the Building or the parking area for the Premises is taken for any public or quasipublic purpose by any lawful governmental power or authority, by exercise of the right of appropriation, inverse condemnation, condemnation or eminent domain, or sold to prevent such taking (each such event being referred to as a “Condemnation”), Landlord or Tenant may, at its option, terminate this Lease as of the date title vests in the condemning party. If the Building after any Condemnation and any repairs by Landlord would be untenantable for the conduct of Tenant’s business operations, Tenant shall have the right to terminate this Lease as of the date title vests in the condemning party. If either party elects to terminate this Lease as provided herein, such election shall be made by written notice to the other party given within thirty (30) days after the nature and extent of such Condemnation have been finally determined. Tenant shall not because of such taking assert any claim against Landlord. Landlord shall be entitled to receive the proceeds of all Condemnation awards (except separate awards for trade fixtures and relocation expense), and Tenant hereby assigns to Landlord all of its interest in such awards. If less than twenty-five percent (25) of the Building or the parking area is taken, Landlord at its option may terminate this Lease. If neither Landlord nor Tenant elects to terminate this Lease to the extent permitted above, Landlord shall promptly proceed to restore the Premises, to the extent of any Condemnation award received by Landlord, to substantially their same condition as existed prior to such Condemnation, allowing for the reasonable effects of such Condemnation, and a proportionate abatement shall be made to the Base Rent corresponding to the time during which, and to the portion of the floor area of the Building (adjusted for any increase thereto resulting from any reconstruction) of which, Tenant is deprived on account of such Condemnation and restoration. The provisions of California Code of Civil Procedure Section 1265.130, which allows either party to petition the Superior Court to terminate the Lease in the event of a partial taking of the Premises, and any other applicable law now or hereafter enacted, are hereby waived by Landlord and Tenant.

23. Assignment and Subletting.

(a) Tenant shall not voluntarily or by operation of law, (1) mortgage, pledge, hypothecate or encumber this Lease or any interest herein, (2) assign or transfer this Lease or any interest herein, sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or (3) allow any other person (the employees, agents and invitees of Tenant excepted) to occupy or use the Premises, or any portion thereof, without first obtaining the written consent of Landlord. A change in control of Tenant shall constitute an assignment requiring Landlord’s consent. The transfer, on a cumulative basis, of more than fifty percent (50%) of the voting control of Tenant shall constitute a change in control for this purpose; provided, however, that the foregoing shall not apply to the sale of shares of stock in Tenant through a nationally recognized public stock exchange. When Tenant requests Landlord’s consent to any assignment or subletting, it shall notify Landlord in writing of the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant and shall provide current financial statements for the proposed assignee or subtenant prepared in accordance with generally accepted accounting principles. Tenant shall also provide Landlord with a copy of the proposed sublet or assignment agreement, including all material terms and conditions thereof. Landlord shall have the option, to be exercised within thirty (30) days of receipt of the foregoing, to (1) cancel this Lease, in the event of an assignment of this Lease or a sublease of the entire Premises for the balance of the then existing Lease Term, as of the commencement date stated in the proposed sublease or assignment, (2) acquire from Tenant the interest, or any portion thereof, in this Lease and/or the Premises that Tenant proposes to assign or sublease, on the same terms and conditions as stated in the proposed sublet or assignment agreement, (3) consent to the proposed assignment or sublease, or (4) refuse its consent to the proposed assignment or sublease, providing that such consent shall not be unreasonably withheld.

(b) Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord may take into account the reputation and credit worthiness of the proposed assignee or subtenant, the character of the business proposed to be conducted in the Premises or portion thereof sought to be subleased, and the potential impact of the proposed assignment or sublease on the economic value of the Premises. In any event, Landlord may withhold its consent to any assignment or sublease, if (1) the actual use proposed to be conducted in the Premises or portion thereof conflicts with the provisions of Paragraph 8(a) or (b) above, or (2) the proposed assignment or sublease requires unreasonable alterations, improvements or additions to the Premises or portions thereof.

(c) If Landlord approves an assignment or subletting as herein provided, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the difference, if any, between (1) the Base Rent plus Additional Rent allocable to that part of the Premises affected by such assignment or sublease pursuant to the provisions of this Lease, and (2) the rent and any additional rent paid by the assignee or sublessee to Tenant, after deducting the costs of customary real estate commissions and reasonable attorneys’ fees, if any, incurred by Tenant in connection with any such assignment or sublease. The assignment or sublease agreement, as the case may be, after approval by Landlord, shall not be amended without Landlord’s prior written consent, and shall contain a provision directing the assignee or subtenant to pay the rent and other sums due thereunder directly to Landlord upon receiving written notice from Landlord that Tenant is in default under this Lease with respect to the payment of Rent. Landlord’s collection of such rent and other sums shall not constitute an acceptance by Landlord of attornment by such assignee or subtenant. A consent to one assignment subletting, occupation or use, and consent to any assignment or subletting shall in no way relieve Tenant of any liability under this Lease. Any assignment or subletting without Landlord’s consent shall be void, and shall, at the option of Landlord, constitute a Default under this Lease.

(d) Notwithstanding the provisions of this Paragraph 23 to the contrary, Landlord’s prior written consent shall not be required for, and Landlord shall not have the right to terminate this Lease pursuant to Paragraph 23(a) or charge any costs with respect to, an assignment or sublease to (i) any company which controls, is controlled by, or is under common control with, Tenant; (ii) any entity resulting from a merger or consolidation with Tenant; (iii) or any person or entity which acquires substantially all of the assets of Tenant as a going concern of the business that is conducted at the Premises, provided that in each such instance Tenant gives Landlord written notice of any such assignment or sublease and, in the event of an assignment the assignee has a net worth that is equal to or greater than the net worth of Tenant and assumes, in writing, for the benefit of Landlord all of Tenant’s obligations under the Lease.

(e) Tenant shall pay Landlord’s reasonable fees, including a reasonable administration fee, not to exceed One Thousand Dollars ($1,000.00) per transaction, incurred in connection with Landlord’s review and processing of documents regarding any proposed assignment or sublease.

(f) Tenant acknowledges and agrees that the restrictions, conditions and limitations imposed by this Paragraph 23 on Tenant’s ability to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or, use the Premises or any portion thereof, are, for the purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time that the Lease was entered into, and shall be deemed to be reasonable at the time that Tenant seeks to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof.

24. Tenant’s Default. The occurrence of any one of the following events shall constitute an event of default on the part of Tenant (“Default”):

(a) Intentionally omitted;

(b) Failure to pay any installment of Rent or any other monies due and payable hereunder, said failure continuing for a period of five (5) business days after written notice from Landlord that the same is past due;

(c) A general assignment by Tenant for the benefit of creditors;

(d) The filing of a voluntary petition in bankruptcy by Tenant, the filing of a voluntary petition for an arrangement, the filing of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by Tenant’s creditors, said involuntary petition remaining undischarged for a period of sixty (60) days;

(e) Receivership, attachment, or other judicial seizure of substantially all of Tenant’s assets on the Premises, such attachment or other seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof;

(f) Failure of Tenant to execute and deliver to Landlord any estoppel certificate, subordination agreement, or lease amendment within the time periods and in the manner required by Paragraph 29 or 30 or 39.

(g) An assignment of this Lease or sublease of the Premises by Tenant contrary to the provision of Paragraph 23, unless such assignment or sublease is expressly conditioned upon Tenant having received Landlord’s consent thereto;

(h) Failure of Tenant to restore the Security Deposit to the amount and within the time period provided in Paragraph 6 above;

(i) Failure in the performance of any of Tenant’s covenants, agreements or obligations hereunder (except those failures specified as events of Default in other Paragraphs or this Paragraph 24, which shall be governed by such other Paragraphs), which failure continues for ten (10) calendar days after written notice thereof from Landlord to Tenant provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such ten (10) day period despite reasonable diligence, Tenant shall not be in default under this subparagraph unless Tenant fails thereafter diligently and continuously to prosecute the cure to completion; and

(j) Chronic delinquency by Tenant in the payment of Rent, or any other periodic payments required to be paid by Tenant under this Lease. “Chronic delinquency” shall mean failure by Tenant to pay Rent, or any other payments required to be paid by Tenant under this Lease within (5) calendar days after written notice thereof for any three (3) months (consecutive or nonconsecutive) during any twelve (12) month period. In the event of a Chronic Delinquency, in addition to Landlord’s other remedies for Default provided in this Lease, at Landlord’s option, Landlord shall have the right to require that Rent be paid by Tenant quarterly, in advance.

Tenant agrees that any notice given by Landlord pursuant to Paragraph 24(b), (i) or (j) above shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

25. Landlord’s Remedies.

(a) Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(1) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(2) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses reasonably and necessarily incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(i) such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(ii) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to ten percent (10%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption of relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default or Tenant hereunder.

(b) Continuation of Lease. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Re-entry. In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d) Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided in Paragraph 25(c) or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph 25(a), Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (2) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (3) to the payment of any reasonable costs of such reletting; (4) to the payment of the costs of any reasonable alterations and repairs to the Premises; (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses reasonably and necessarily incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(e) Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to this Paragraph 25 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

(f) Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.

(g) No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger takes place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within (5) days after such surrender.

26. Attorney’s Fees. In the event any legal action or proceeding, including arbitration and declaratory relief, is commenced for the purpose of enforcing any rights or remedies pursuant to this Lease, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees, as well as costs of suit, in said action or proceeding.

27. Taxes. Tenant shall be liable for and shall pay, prior to delinquency, all taxes levied against personal property and trade or business fixtures of Tenant. If any alteration, addition or improvement installed by Tenant pursuant to paragraph 11, or any personal property, trade fixture or other property of Tenant, is assessed and taxed with the Property, Tenant shall pay such taxes to Landlord within fifteen (15) days after delivery to Tenant of a statement therefor.

28. Effect of Conveyance. The term “Landlord” as used in this Lease, means only the owner for the time being of the Property containing the Building, so that, in the event of any sale of the Property or the Building, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing from and after the transfer, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale, that the purchaser of the Property or the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

29. Tenant’s Estoppel Certificate. From time to time, upon written request of Landlord, Tenant shall execute, acknowledge and deliver to Landlord or its designee, a written certificate stating (a) the date this Lease was executed, the Commencement Date of the Term and the date the Term expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of Rent and the date to which such Rent has been paid; (d) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or, if assigned, modified, supplemented or amended, specifying the date and terms of any agreement so affecting this Lease); (e) that this Lease represents the entire agreement between the parties with respect to Tenant’s right to use and occupy the Premises (or specifying such other agreements, if any): (f) that all obligations under this Lease to be performed by Landlord as of the date of such certificate have been satisfied (or specifying those as to which Tenant claims that Landlord has yet to perform); (g) that all required contributions by Landlord to Tenant on account of Tenant’s improvements have been received (or stating exceptions thereto); (h) to the best of Tenant’s knowledge that on such date there exist no defenses or offsets that Tenant has against the enforcement of this Lease by Landlord (or stating exceptions thereto); (i) that no Rent or other sum payable by Tenant hereunder has been paid more than one (1) month in advance (or stating exceptions thereto); (j) that security has been deposited with Landlord, stating the amount thereof; and (k) any other matters evidencing the status of this Lease that may be required either by a lender making a loan to Landlord to be secured by a deed of trust covering the Property or by a purchaser of the Property. Any such certificate delivered pursuant to this Paragraph 29 may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Property. If Tenant shall fail to provide such certificate within ten (10) business days of receipt by Tenant of a written request by Landlord as herein provided, such failure shall, at Landlord’s election, constitute a Default under this Lease, and Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee.

30. Subordination. Landlord shall have the right to cause this Lease to be and remain subject and subordinate to any and all mortgages, deeds of trust (“Encumbrances”) that are now or may hereafter be executed covering the Property, or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only that in the event of the foreclosure of any such mortgage or deed of trust, so long as Tenant is not in default, the holder thereof (“Holder”) shall agree to recognize Tenant’s rights under this Lease as long as Tenant shall pay the Rent and observe and perform all the provisions of this Lease to be observed and performed by Tenant. Within ten (10) business days after Landlord’s written request, Tenant shall execute, acknowledge and deliver any and all reasonable documents required by Landlord or the Holder to effectuate such subordination. If Tenant fails to do so, such failure shall constitute a Default by Tenant under this Lease. Notwithstanding anything to the contrary set forth in this Paragraph 30, Tenant hereby Morns and agrees to attorn to any person or entity purchasing or otherwise acquiring the Property at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance.

31. Environmental Covenants.

(a) As used herein, the term “Hazardous Material” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commissions, the Food and Drug Administration, the California Water Resources Control Board, the Regional Water Quality Control Board, San Francisco Bay Region, the California Air Resources Board, CAL/OSHA Standards Board, Division of Occupational Safety and Health, the California Department of Food and Agriculture, the California Department of Health Services, and any federal agencies that have overlapping jurisdiction with such California agencies, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment. Without limiting the generality of the foregoing, the term “Hazardous Material”

shall include all of those materials and substances defined as “hazardous materials” or “hazardous waste” in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as the same products, fractions, constituents and sub-constituents of petroleum or petroleum-related substances, asbestos, and any other materials requiring remediation now or in the future under federal, state or local statutes, ordinances, regulations or policies.

(b) Tenant represents, warrants and covenants (i) that subject to the provisions of paragraph 8(a) above it will use and store in, on or about the Premises, only those Hazardous Materials that are necessary for Tenant to conduct its business activities on the Premises, (ii) that, with respect to any such Hazardous Materials, Tenant shall comply with all applicable federal, state and local laws, rules, regulations, policies and authorities relating to the storage, use, disposal or cleanup of Hazardous Materials, including, but not limited to, the obtaining of proper permits, and (iii) that it will not dispose of any Hazardous Materials in, on or about the Premises under any circumstances.

(c) Tenant shall immediately notify Landlord of any inquiry, test, investigation or enforcement proceeding by or against Tenant, Landlord or the Premises concerning a Hazardous Material and affecting the Premises or the Property. Tenant acknowledges that Landlord, as the owner of the Premises, shall have the right to negotiate, defend, approve and appeal, any action taken or order issued with regard to a Hazardous Material by an applicable governmental authority. Landlord shall immediately notify Tenant of any inquiry, test, investigation or enforcement proceeding against the Premises concerning a Hazardous Material on the Premises. Tenant shall pay Landlord’s cost of negotiating, defending or appealing any action or order issued with regard to Hazardous Material by an applicable governmental authority if Tenant caused, permitted or suffered such Hazardous Material to come onto the Premises.

(d) If Tenant’s storage, use or disposal of any Hazardous Material in, on or adjacent to the Premises or the Outside Areas results in any contamination of the Property (or the soil or surface, or groundwater under the Property) (1) requiring remediation under federal, state or local statutes, ordinances, regulations, or policies, or (2) at levels which are unacceptable to Landlord, in Landlord’s reasonable judgment, Tenant agrees to clean up said contamination. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any claims, liabilities, suits, causes of action, costs, expenses or fees, including reasonable attorneys’ fees and costs, arising out of or in connection with any Hazardous Materials used, stored or disposed of by Tenant or its agents, employees, contractors or invitees in, on or adjacent to the Premises and/or the Outside Areas and any remediation, cleanup work, inquiry or enforcement proceeding in connection therewith.

(e) Notwithstanding any other right of entry granted to Landlord under this Lease, Landlord shall have the right upon reasonable prior written notice (except in an emergency or in a situation where there is a danger of immediate further contamination, in which case no prior notice will be required) to enter the Premises or to have consultants enter the Premises throughout the Term of this Lease for the purpose of (1) determining whether the Premises are in conformity with federal, state and local statues, regulations, ordinances, and policies including those pertaining to the environmental condition of the Premises, (2)

conducting an environmental audit or investigation of the Premises for purposes of sale, transfer, conveyance or financing, (3) determining whether Tenant has complied with this Paragraph 31, and (4) determining the corrective measures, if any, required of Tenant to ensure the safe use, storage and disposal of Hazardous Materials, or to remove Hazardous Materials (except to the extent used, stored or disposed of by Tenant or its agents, employees, contractors or invitees in compliance with applicable law). Tenant agrees to provide access and reasonable assistance for such inspections. Such inspections may include, but are not limited to, entering the Premises, the Outside Areas and/or adjacent property with drill rigs or other machinery for the purpose of obtaining laboratory samples. Landlord shall not be limited in the number of such inspections during the term of this Lease. To the extent such inspection disclose the presence of Hazardous Materials used, stored or disposed of other than in accordance with subparagraph (b) (ii) above, Tenant shall reimburse Landlord for the reasonable cost of such inspections within ten (10) days of receipt of a written statement thereof. If such consultants determine that the Premises and/or the Outside Areas are contaminated with Hazardous Materials used, stored or disposed of by Tenant or its agents, employees, contractors or invitees, Tenant shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of Landlord and any applicable governmental agencies. The right granted to Landlord herein to inspect the Premises shall not create a duty on Landlord’s part to inspect the Premises, or liability of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith. Landlord shall be liable for the gross negligence or willful misconduct of Landlord or its agents, employees or consultants in conducting the aforementioned inspections.

(f) Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste and any Hazardous Materials used, stored or disposed of by Tenant or its agents, employees, contractors or invitees, and in a condition which complies with the requirements of any governmental statutes, ordinances, regulations and policies relating to the storage, use and/or disposal of such Hazardous Materials, the recommendations of consultants hired by Landlord, and such other reasonable requirements as may be imposed by Landlord.

(g) Tenant’s obligations under this Paragraph 31 shall survive termination of this Lease.

32. Notices. All notices and demands which may or are to be required or permitted to be given to either party by the other hereunder shall be in writing and shall be sent by United States mail, postage prepaid, certified, or by personal delivery or overnight courier, addressed to the addressee at the address for such addressee as specified herein, or to such other place as such party may from time to time designate in a notice to the other party given as provided herein. Notice shall be deemed given upon the earlier of actual receipt or the date on which delivery was attempted if Tenant refuses to receive.

33. Waiver. The waiver of any breach of any term, covenant or condition of this Lease shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by

Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No delay or omission in the exercise of any right or remedy of Landlord on any Default by Tenant shall impair such a right or remedy or be construed as a waiver. Any waiver by landlord of any Default must be in writing and shall not be a waiver of any other Default concerning the same or any other provisions of this Lease.

34. Holding Over. Any holding over after the expiration of the Term, without the express written consent of Landlord, shall constitute a Default and, without limiting Landlord’s remedies provided in this Lease, such holding over shall be construed to be a tenancy at sufferance, at a rental rate of one hundred fifty percent (150%) of the Base Rent last due in this Lease, plus Additional Rent, and shall otherwise be on the terms and conditions herein specified, so far as applicable.

35. Successors and Assigns. The terms, covenants and conditions of this Lease shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto. If Tenant shall consist of more than one entity or person, the obligations of Tenant under this Lease shall be joint and several.

36. Time. Time is of the essence of this Lease and each and every term, condition and provision herein.

37. Brokers. Landlord represents and warrants to Tenant that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Cassidy Turley Northern California and CBRE, and Tenant represents to Landlord that Cornish & Carey Newmark Knight Frank is its sole real estate broker in such negotiations, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorney’s fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Lease as a result of the actions of the indemnifying party. No brokerage fee or commission shall be paid by Landlord on renewals of this Lease, or exercises of any options to extend the term under this Lease.

38. Rules and Regulations. Tenant agrees to comply with such reasonable rules and regulations as Landlord may adopt from time to time for the orderly and proper operating of the Outside Areas. Such rules may include but shall not be limited to regulation of the removal, storage and disposal of Tenant’s refuse and other rubbish at the sole cost and expense of Tenant. The rules and regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant. Tenant agrees to require its employees, executives, invitees, guests and customers to abide by such rules and regulations including parking regulations. In the event of any conflict between the rules and regulations and this Lease, this Lease shall control.

39. Mortgagee Protection.

(a) Modifications for Lender. If, in connection with obtaining financing for the Premises or any portion thereof, Landlord’s lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent to such modifications, provided such modifications do not materially adversely affect Tenant’s rights or increase Tenant’s obligations under this Lease.

(b) Rights to Cure. Tenant agrees to give to any trust deed or mortgage holder (“Holder”), by registered mail, at the same time as it is given to Landlord, a copy of any notice of default given to Landlord, provided that prior to such notice Tenant has been notified, in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Holder shall have an additional twenty (20) days after expiration of such period, or after receipt of such notice from Tenant (if such notice to the Holder is required by this paragraph 39(b), whichever shall last occur, within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such twenty (20) days, any Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated.

40. Entire Agreement. This Lease, including the Exhibits and any Addenda attached hereto, which are hereby incorporated herein by this reference, contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein or therein, shall be of any force and effect.

41. Construction. This Lease shall be construed and interpreted in accordance with the laws of the State of California. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits and any Addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa. If any provision of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect.

42. Representations and Warranties of Tenant and Landlord.

(a) Tenant hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of the Lease.

(i) Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization and the persons executing this Lease on behalf of Tenant have the full right and authority to execute this Lease on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms.

(ii) Tenant has not (1) made a general assignment for the benefit of creditors, (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (3) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (4) suffered the attachment or other judicial seizure of all or substantially all of its assets, (5) admitted in writing its inability to pay its debts as they come due, or (6) made an offer of settlement, extension or composition to its creditors generally.

(b) Landlord hereby makes the following representations and warranties, each of which is material and being relied upon by Tenant, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of the Lease.

(i) Landlord is duly organized, validly existing and in good standing under the laws of the state of its organization and the persons executing this Lease on behalf of Landlord have the full right and authority to execute this Lease on behalf of Landlord and to bind Landlord without the consent or approval of any other person or entity. Landlord has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Landlord, enforceable in accordance with its terms.

(ii) Landlord has not (1) made a general assignment for the benefit of creditors, (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (3) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (4) suffered the attachment or other judicial seizure of all or substantially all of its assets, (5) admitted in writing its inability to pay its debts as they come due, or (6) made an offer of settlement, extension or composition to its creditors generally.

43. Outside Areas.

(a) Subject to the terms and conditions of this Lease and such rules and regulations as Landlord may from time to time prescribe, Tenant and Tenant’s employees, invitees, guests and customers shall have the right to use the access roads, parking areas, and facilities within the Property, exclusive of the Building, which areas and facilities are referred to herein as the “Outside Areas.” This right shall terminate upon the termination of this Lease. Landlord reserves the right from time to time to make changes in the shape, size, location, amount and extent of the Outside Areas.

(b) Landlord shall operate, manage and maintain the Outside Areas, and landscaping and the surface of the exterior walls. The manner in which the Outside Areas shall be maintained and the expenditures for such maintenance shall be at the discretion of Landlord.

(c) No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside of the Building, except with the prior written consent of the Landlord. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Property outside of the Building, unless approved by Landlord.

(d) Tenant shall not use solid hard tires on any fork lifts or dollies on paved parking, truck loading or driveway areas, and in the event Tenant violates this provision, Tenant shall be responsible for the cost of resurfacing the entire damaged area.

44. Parking. Tenant shall have the exclusive right to use the parking areas on the Property during the Term of this Lease. Tenant shall not at any time park or permit the parking of Tenant’s trucks or other vehicles, or the trucks or other vehicles of others in driveways or adjacent to loading areas as to interfere in any way with the use of such areas, nor shall Tenant at any time park or permit the parking of Tenant vehicles or trucks, or the vehicles or trucks of Tenant’s suppliers or invitees in any portion of the parking areas not designated by Landlord for such use by Tenant. Tenant shall not park or permit to be parked inoperative vehicles or equipment on any portion of the Outside Areas and agrees that no vehicle will be parked on the Outside Areas for longer than eighteen (18) hours in any twenty-four (24) hour period.

45. Option to Extend.

(a) Option Term. Provided that Tenant is not in default hereunder, either at the time of exercise or at the time the extended Term commences, Tenant shall have the option to extend the initial Term of this Lease for one (1) additional period of one (1) year (an “Option Period”) with respect to all of the Premises, on the same terms, covenants and conditions provided herein, except that the Option Period Base Rent due hereunder shall be the then fair market rental value of the Premises, as determined pursuant to Paragraph 45(b). Tenant shall exercise its option, if at all, by giving Landlord written notice (the “Option Notice”) at least nine (9) months but not more than twelve (12) months prior to the expiration of the initial Term of this Lease.

(b) Option Period Rent.

(1) The “then fair market rental value of the Premises” shall be defined to mean the fair market rental value of the Premises as of the commencement of the Option Period, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Premises, and the rent for comparable buildings located in Sunnyvale, and shall be determined as follows. The parties shall have thirty (30) days after Landlord receives the Option Notice within which to agree on the then fair market rental value of the Premises. If the parties so agree within said period, they shall immediately execute an amendment to this Lease stating the Base Rent for the Option Period based upon the then fair market rental value of the Premises. If the parties are unable to so agree within said period then the then fair market rental value of the Premises shall be determined in accordance with Paragraph 45(b)(2).

(2) Within seven (7) days after the expiration of the thirty (30) day period set forth in Paragraph 45(b)(i), each party, at its cost and by giving notice to the other party, shall appoint an independent real estate appraiser with at least five (5) years’ full-time commercial appraisal experience in the area in which the Premises are located to determine the then fair market rental value of the Premises for the Option Period. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall determine the then fair market rental value of the Premises. If the two (2) appraisers are appointed by the parties as stated in this paragraph, they shall meet promptly and attempt to determine the then fair market rental value of the Premises. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) appraisers are given to determine the then fair market rental value of the Premises. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving ten (10) days’ notice to the other party, can apply to the Santa Clara County Superior Court, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall determine the then fair market rental value of the Premises for the Option Period in question. If a majority of the appraisers are unable to do so within said period of time, the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be deemed to be the then fair market rental value of the Premises. If, however, the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower or higher, respectively, than the middle appraisal, then the low appraisal and/or the high appraisal, respectively, shall be disregarded. If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be deemed to be the then fair market rental value of the Premises. If both the low appraisal and the high appraisal are disregarded as stated in this paragraph, then only the middle appraisal shall be used as the result of the appraisal. After the fair market rental value of the Premises has been determined, the appraisers shall immediately notify the parties and the parties shall amend this Lease to set forth the Base Rent for the Option Period based upon the then fair market rental value of the Premises.

(c) Rights Personal to Tenant. The option to extend the Term set forth herein is personal to Aerohive Networks Incorporated and its Permitted Transferees and shall not be transferred or assigned to any third party.

46. Interest on Past Due Obligations. Any Base Rent or Additional Rent due Landlord hereunder, other than late charges, not received by Landlord within thirty (30) days following the date on which it was due, shall bear interest from the thirty-first (31st) day after it was due at the rate of 10% per annum, but not exceeding the maximum rate allowed by law (the “Interest Rate”), in addition to the late charge provided for in Paragraph 5.

47. Confidentiality. Except as required by applicable law, the Securities and Exchange Commission regulations, or any securities listing agency rules or requirements, Landlord and Tenant each agree to keep the terms and conditions of this Lease confidential and neither party shall disclose any such terms to a third party without the prior written consent of the other, provided, however, that the foregoing shall not prohibit Tenant from presenting a copy of this Lease to a prospective assignee, sublessee, lender, investor, financing or joint venture partner, or purchaser nor shall it prohibit Landlord from presenting a copy of this Lease to a prospective lender or purchaser of the Building or the Property.

48. Tenant’s Remedy. If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Property and out of Rent or other income received by Landlord from the Property or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Property, and neither Landlord nor its Agents shall be liable for any deficiency.

Landlord and Tenant have executed and delivered this Lease as of the date first hereinabove set forth.

LANDLORD:			TENANT:

Hanover Properties Ltd., a California limited partnership			Aerohive Networks Incorporated, a Delaware corporation

By:	The Christensen Company, LLC, a California limited liability company, General Partner		By: Name:	/s/ Steve Debenham Steve Debenham

	By:	/s/ Gavin Christensen	Title:	V.P., General Counsel
Gavin Christensen, Co-Manager

EXHIBIT A

THE PREMISES

EXHIBIT B

THE PROPERTY

All that certain real property located in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

All of Parcel 7, as shown on that certain Map entitled, “Parcel Map being a resubdivision of Parcel 2 as shown on that certain Parcel Map recorded in Book 400 of Maps, at Page 41, Santa Clara County Records,” which Map was filed for record in the Office of the Record of Santa Clara County, State of California, on October 17, 1977 in Book 405 of Maps, Page 49.

EXHIBIT C

COMMENCEMENT DATE MEMORANDUM

LANDLORD:	Hanover Properties Ltd.

TENANT:	Aerohive Networks Incorporated

LEASE DATE:	May 2, 2013

PREMISES:	1213 Innsbruck Drive, Sunnyvale, California

Pursuant to Paragraph 3(a) of the above referenced Lease, the Commencement Date is hereby established as                     , 2013.

TENANT

Dated:	Aerohive Networks Incorporated,
a Delaware corporation

By:

Name:

Title:

LANDLORD

Dated:	Hanover Properties Ltd., a California limited partnership

	By:	The Christensen Company, LLC, a California limited liability company, General Partner

By:
Gavin Christensen, Co-Manager

EXHIBIT D

WORK LETTER AGREEMENT

In connection with any improvements to be installed on the Premises by Landlord (the “Tenant Improvements”), the parties hereby agree as follows:

1. Plans and Specifications for Tenant Improvements. Landlord and Tenant have reviewed and approved the space plan and description of the Tenant Improvements to be completed to the Premises attached hereto as EXHIBIT D-1 (the “Approved Space Plan”). Landlord shall cause its architect to prepare and submit to Tenant final working architectural and engineering plans and specifications for the Tenant Improvements based upon the approved Space Plan (“Final Plans and Specifications”). Tenant shall cooperate diligently with Landlord’s architect, and shall furnish to such architect, within five (5) days after written request therefor, all information required by Landlord’s architect for the completion of the Final Plans and Specifications. Tenant shall notify Landlord of Tenant’s approval or disapproval of the Final Plans and Specifications within five (5) days after Tenant’s receipt thereof. If Tenant disapproves any part of the Final Plans and Specifications, Tenant’s disapproval shall provide objections with sufficient particularity for the architect to revise the Final Plans and Specifications. Such revisions shall be subject to Landlord and Tenant’s approval, which shall not be unreasonably withheld or delayed.

2. Construction and Work Quality. Landlord shall construct or install the Tenant Improvements in a good and workmanlike manner in compliance with the Final Plans and Specifications approved by Landlord and Tenant and all applicable laws, rules, regulations. Landlord shall arrange for the Tenant Improvements to be fully warranted (labor and materials) by the general contractor for a period of one (1) year after the completion thereof.

3. Payment of Tenant Improvements Cost. Landlord shall construct, at its sole cost and expense, the Tenant Improvements shown on the Approved Space Plan, using building standard finishes and materials, or such materials and finishes as may be set forth on the Approved Space Plan. If Tenant requests any changes or substitutions to the Tenant Improvements shown and described on the approved Space Plan, any additional costs therefore, including architectural and space planning fees resulting from such changes, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has provided Tenant with an itemized invoice for such additional costs.

4. Change Requests. No revisions to the Approved Space Plan or the approved Final Plans and Specifications shall be made by either Landlord or Tenant unless approved in writing by both parties. Landlord agrees to make all changes: (i) required by any public agency to comply with governmental regulations or other applicable laws, or (ii) reasonably requested in writing by Tenant and approved by Landlord, which approval shall not be unreasonably withheld. Any costs related to any changes requested by Tenant shall be paid for by Tenant as set forth in Paragraph 3. Costs related to such changes shall include, without limitation, any architectural or design fees and Landlord’s general contractor’s price for effecting the change.

EXHIBIT D-1

APPROVED SPACE PLAN

EXHIBIT D-1

DESCRIPTION OF TENANT IMPROVEMENTS

1)	Conference Room

Following building support poles construct below grid walls, room dimension roughly 22’x38’.

- On wall opposite and parallel to front exterior wall supply interior aluminum frame system with 3/8” glazing, include two wood (maple) doors as shown.

- Separate lighting switch(s) for the new room, and adjust ceiling light locations appropriately.

- 1 floor monument for power and data in center of room

- Power in ceiling for install of future ceiling mounted projector

2)	Coffee bar

- Provide and install 4’ of upper and lower casework in standard P-Lam colors.

- Install sink, water line, and drain.

3)	Complete glass conference room

- Install four 1/4” sidelights with aluminum frames to match existing.

- New wood door to match existing as shown.

4a)	Install 1 new double wood lockable door.

5)	Remove cyclone fencing

6)	New “lab”

Provide new carpet to match existing in adjacent office space as close as possible.

1213 Innsbruck Drive

Sunnyvale, California

FIRST AMENDMENT TO LEASE

dated May 2, 2013

between Hanover Properties Ltd., Landlord

and

Aerohive Networks Incorporated, a Delaware corporation, Tenant

It is hereby agreed that the subject lease is amended as follows:

1)	Early Entry. Tenant shall be permitted to enter the Premises upon execution of this Amendment by Landlord and Tenant for purposes of installing Tenant’s furniture, fixtures and equipment and other personal property (collectively, “Tenant’s Personal Property”) in the Premises and otherwise preparing the Premises for Tenant’s occupancy, so long as such early entry does not interfere with Landlord’s completion of the Tenant Improvements. Such early entry shall be at Tenant’s sole risk and subject to all the terms and provisions of the Lease, except for the payment of Base Rent and Additional Rent, which shall commence on the dates set forth in the Lease. Upon reasonable notice, Landlord shall have the right to impose such additional conditions on Tenant’s early entry as Landlord shall deem appropriate. Tenant agrees to be responsible for, and contract directly with PG&E for, all electric and gas utilities upon their early entry. Prior to any such entry, Tenant shall deliver to Landlord the insurance certificate required under Paragraph 14 of the Lease.

2)	All other terms and conditions of the Lease and any prior amendments not in conflict with the above shall remain in full force and effect.

AGREED:

Date: 5/23/2013

Landlord:		Tenant:
Hanover Properties, Ltd.		Aerohive Networks Incorporated, a Delaware corporation
by	The Christensen Company, LLC
General Partner
Aerohive Networks Incorporated

By:	/s/ Gavin Christensen	By:	/s/ Steve Debenham
Gavin Christensen, Co-Manager
Its: V.P., General Counsel